Royalty Agreement

October 14, 2011

Between:

Fulucai Productions Ltd.
(“Fulu”)

-and-

James Durward
(“Durward”)

(collectively the “Parties”)

Whereas the Parties are desirous of entering into a business arrangement designed to expedite the production of the intellectual property know as “All the Wrong Reasons (WGA REGISTRATION: 1533357), the Parties hereby agree as follows:

1.	Fulu will be responsible for all production costs to date and all ongoing production costs. These costs in total are not expected to be more than US$12,000.00;
2.	Fulu will provide all production services;
3.	Durward will provide script input on an as-needed basis and will manage the production and post-production process;
4.	Fulu will pay Durward a gross overriding Royalty of 20% of any and all worldwide revenues generated by, or derived from, the Production.

Signed and agreed to in Calgary, this 14th day of October, 2011

/s/James Durward
James Durward

Fulucai Productions Ltd.
Per:
/s/Gordon Rix
Gordon Rix
Director